Exhibit 99.1
For Immediate Release
Mark J. Johnson Joins SAIC’s Board of Directors

Reston, Va. -- Science Applications International Corp. (NYSE: SAIC) announced today that Mark J. Johnson has been appointed as a member of the company’s board of directors, effective December 12, 2017. Johnson will serve on the Audit Committee.
Johnson’s appointment brings SAIC’s total board membership to nine.
“We are pleased to welcome Mark as the newest member of our board of directors. He brings decades of investment experience and a broad financial perspective,” said SAIC Chairman Edward J. Sanderson, Jr. “As we continue to focus on executing our strategy, Ingenuity 2025, Mark’s leadership and insight will be critical as this strategy evolves. We look forward to working with him and benefiting from his judgment and counsel.”
Johnson is currently the Co-founder and Managing Partner of Astra Capital Management, a private equity firm specializing in communication and technology services based in Washington, D.C. Prior to co-founding Astra Capital Management in 2014, Johnson was a Managing Director and Global Partner at the Carlyle Group in D.C. He has also held various positions at other global financial institutions including The Blackstone Group, J.H. Whitney & Co., and Merrill Lynch & Co. He received his Master in Business Administration from the Harvard Business School and a Bachelor of Arts in Economics from Princeton University.

About SAIC
SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s more than 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $4.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Certain statements in this announcement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and a number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC's Annual Report on Form 10-K and other such filings that SAIC makes with the SEC from time to time, which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contact:
SAIC Media Contact:
Lauren Presti, 703-676-8982
lauren.a.presti@saic.com